October 22, 1993
The Board of Trustees
Aetna GET Fund
151 Farmington Avenue
Hartford, CT 06156-8962

As you know, Aetna Life Insurance and Annuity Company ("ALIAC") has provided $100,000 of initial capital to Aetna GET Fund Series B (Series B), principally to enable Series B to meet the requirements of Section 14(a)(1) of the Investment Company Act of 1940 prior to commencing a public offering of its shares.

Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 requires that there be filed with the Fund's registration statement, as an exhibit,

         "copies of any agreements or understandings made in consideration for providing the initial capital between or among the Registrant, the underwriter, adviser, promoter or initial stockholders and written assurances from promoters or initial stockholders that their purchases were made for investment purposes without any present intention of redeeming or reselling;"

This will advise you that, while there are no agreements or understandings between Series B and ALIAC in consideration for ALIAC's providing Series B's initial capital, ALIAC hereby assures you that its purchase of $100,000 worth of the shares of Series B was made for investment purposes and that ALIAC has no present intention of redeeming or reselling those shares. ALIAC does, however, reserve freedom of action with regard to the possible redemption of those shares in the future at a time and in a manner which would be consistent with the Securities Act of 1933 and the Investment Company Act of 1940.

Very truly yours,



/s/ James C. Hamilton
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    James C. Hamilton
    Vice President and Treasurer
    Aetna Life Insurance and Annuity Company